UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 9, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303)220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

Liberty Global, Inc. (“LGI”) indirectly owns an 80% interest in VTR Global Com S.A. (“VTR”). Cristalerías de Chile S.A. (“Cristalerías”) owns the remaining 20% of VTR. A subsidiary of LGI (“UGC”), and Cristalerías are parties to a shareholders agreement (the “Shareholders Agreement”), as well as an agreement (the “Put Right Agreement”) providing Cristalerías the right to require UGC to purchase Cristalerías’ 20% equity interest in VTR at fair value, subject to a $140 million floor price.

As previously disclosed, in September 2009, Cristalerías accepted an offer from a third party, subject to UGC’s first offer right, to purchase Cristalerías’ 20% interest in VTR for CLP 167.0 billion ($326.6 million at the November 9, 2009 exchange rate). Pursuant to the Shareholders Agreement, prior to effecting a sale of its VTR shares to a third party, Cristalerías is required to first offer to sell such shares to UGC. By letter dated September 4, 2009, Cristalerías offered to sell its entire VTR interest to UGC for CLP 167.0 billion. Pursuant to its first offer right under the Shareholders Agreement, UGC had the right, exercisable through November 3, 2009, to (i) acquire the offered interest at the offered price or (ii) make a written counteroffer. On November 3, 2009, UGC made a written counteroffer to purchase Cristalerías’ 20% interest in VTR for $260 million.

On November 9, 2009, LGI received a notice from Cristalerías of the exercise of its put right. UGC has the option to use cash or shares of LGI common stock to acquire Cristalerías’ interest in VTR.  Under the Put Right Agreement, if the parties do not reach agreement on the purchase price, an appraised value will be used.  The put process is expected to be completed in four to six months, subject to the terms of the Put Right Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

	By:	/s/ RANDY L. LAZZELL
Name:Randy L. Lazzell
Title: Vice President

Date: November 10, 2009